                                                                    EXHIBIT 12.1

                       RATIO OF EARNINGS TO FIXED CHARGES

                     PATRIOT AMERICAN HOSPITALITY, INC. AND
                          WYNDHAM INTERNATIONAL, INC.
                                 (in thousands)

                                           Year       Year     Year   Inception
                                           Ended     Ended    Ended    Through
                                         12/31/98   12/31/97 12/31/96 12/31/95
                                         ---------  -------- -------- ---------
Earnings:
 (Loss) income before minority
  interest.............................. $(112,508) $ 4,142  $44,813   $7,064
 Add back: fixed charges................   272,215   53,093    7,471       89
                                         ---------  -------  -------   ------
                                         $ 159,707  $57,235  $52,284   $7,153
                                         =========  =======  =======   ======
Fixed Charges:
 Interest expense, including
  amortization of deferred loan costs... $ 260,103  $50,531  $ 7,380   $   89
 Capitalized interest...................    12,112    2,562       91      --
                                         ---------  -------  -------   ------
                                         $ 272,215  $53,093  $ 7,471   $   89
                                         =========  =======  =======   ======
Ratio:                                        0.59     1.08     7.00    80.37
                                         =========  =======  =======   ======